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                                                                    EXHIBIT 99.1

                              (CITIZENS INC LOGO)

                                  News Release

                                         FOR FURTHER INFORMATION CONTACT:
                                         Joel H. Mathis
                                         Vice President
                                         Public Relations and Investor Relations


FOR IMMEDIATE RELEASE



             CITIZENS, INC. ANNOUNCES INSTITUTIONAL EQUITY FINANCING
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AUSTIN, TEXAS - JULY 12, 2004 - Citizens, Inc. (NYSE:CIA) has completed a private placement of $12.5 million of Series A-1 Convertible Preferred Stock to four independent institutional investors. The shares of Series A-1 Convertible Preferred Stock carry a 4% per annum dividend, are convertible at the option of the investor at any time into Class A common shares at a conversion price of $7.24 per share, and are redeemable in 5 years. The Company may, if certain conditions have been met, pay dividends and redemptions in shares of Class A common stock at a minimum price of $7.00. The Company may, at its option, subject to certain conditions, increase the issue to $25 million.

In connection with the sale of the Series A-1 Convertible Preferred Stock, the Company issued to the investors 7-year warrants to purchase up to 474,792 Class A common shares at an exercise price of $7.96 per share. To the extent the Company increases the issue from $12.5 million, the number of Class A common shares purchasable pursuant to the 7-year warrants would increase proportionately. The Company also issued to the investors unit warrants entitling the investors to purchase from the Company for a period of approximately 12 months up to $5 million of Series A-2 Convertible Preferred Stock and additional 7-year warrants to purchase additional Class A common shares at an exercise price of $7.96 per share.

If issued, the Series A-2 Convertible Preferred Stock would be convertible into Class A common shares at a conversion price calculated as 110% of the average market closing price of the Class A common stock for the 30 trading days prior to the date of issuance of the Series A-2 Convertible Preferred Stock, but not less than $7.00 or greater than $11.50 per share. Otherwise, the Series A-2 Convertible Preferred Stock has substantially identical terms to the Series A-1 Convertible Preferred Stock.

In connection with the transaction, the Company will file a registration statement for the Class A common share equivalents with the SEC and cause it to be effective within 90 days to permit the purchasers to resell the Class A common shares publicly.


                                    - More -



       P.O. Box 149151 o Austin, Texas 78714-9151 o Phone 512 837-7100 o
                               Fax: 512-836-9334
            email: PR@citizensinc.com o web site: www.citizensinc.com

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"We are pleased these institutions are joining forces with us as we move aggressively toward the attainment of our long-term growth objectives," said Harold E. Riley, Citizens' Chairman. "Such capital permits Citizens to remain true to its plan of building without the pyramiding of debt."

Citizens will utilize the funds in its acquisition of Security Plan Life Insurance Company. The $85 million cash transaction, announced June 17, 2004, is expected to close by October.

The placement was co-managed by The Shemano Group, Inc. of San Francisco, California and Dunwoody Brokerage Services, Inc. C/O Jenkins Capital Management, LLC of Atlanta, Georgia.

Additional information regarding this transaction can be found in a Form 8-K to be filed by Citizens with the Securities and Exchange Commission.


                              ABOUT CITIZENS, INC.


Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with acquisition of other life insurance companies.

Citizens is included in the Russell 2000(R) Index, which measures the performance of the largest companies in the U.S. stock market based on market capitalization. Citizens' stock closed at $7.67 on July 9, 2004.


Additional information is available at the Company's web site:
WWW.CITIZENSINC.COM.
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      Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "will", "expect", "anticipate" or "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.